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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                   Media Contact: Mimi Hall
                                                                    901.682.1360
                                                               mimi@mimihall.com
                                                Financial Contact: Randall Brown
                                                                    901.259.2500
                                                                rbrown@aoinc.com

EDUCATION REALTY TRUST ANNOUNCES
EXERCISE OF OVER-ALLOTMENT OPTION

Memphis, TN - 31 January 2005 -- Education Realty Trust, Inc. (NYSE:EDR) announced that, in connection with today's closing of its initial public offering, the underwriters of the offering have exercised and closed in full their option to purchase an additional 2,850,000 shares of common stock at $16 per share from the Company. Education Realty Trust received approximately $42.75 million in additional net proceeds from the sale of these shares after deducting the underwriting discount.

J. P. Morgan Securities Inc. and UBS Investment Bank served as joint book-running managers for the offering, and Morgan Keegan & Company, Inc. acted as co-lead manager. KeyBanc Capital Markets, Legg Mason Wood Walker, Incorporated and Robert W. Baird & Co., Incorporated acted as co-managers for the offering.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus relating to the offering may be obtained by contacting the prospectus department of J.P. Morgan Securities Inc., Attn: Addressing Department, One Chase Manhattan Plaza, Floor 5B, New York, NY 10081, phone:
212-552-5164, or UBS Investment Bank, Prospectus Department, 299 Park Avenue, New York, NY 10171, phone: 212-821-3000.

About Education Realty Trust:

Education Realty Trust has been formed to own and manage student housing communities located near university campuses throughout the United States. The company will elect to be taxed as a real estate investment trust. The company will also manage student housing communities for college and university systems across the country.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Education Realty Trust's business that are not historical facts are "forward-looking statements." Forward-looking statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company's future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking

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statements. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section of the Company's final prospectus for its initial public offering. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.